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                                                                      EXHIBIT 12

                  STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    (amounts in thousands)
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                                               Year Ended December 31,                             Nine Months Ended
                        -----------------------------------------------------------------    -------------------------------
                            1997         1996           1995           1994          1993    September 1998   September 1997
Interest                $ 13,211     $ 16,813       $  8,729       $  4,668       $ 6,606      $ 17,540             $ 10,071
Interest portion
 of leases                 8,514        7,803          7,856          5,549         5,649         5,147                6,385
Total fixed
 charges                  21,725       24,616         16,585         10,217        12,255        22,687               16,456
Earnings
 before taxes            287,845      250,593        207,263        143,172        94,602       206,679              205,207

Ratio                      14.25        11.18          13.50          15.01          8.72         10.11                13.47
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